Exhibit 10.3

FORM OF
AMENDMENT TO THE
MANAGEMENT CONTINUITY AGREEMENT
FOR CO-CHIEF EXECUTIVE OFFICERS AND CORPORATE OFFICERS

WHEREAS, Ralcorp Holdings, Inc. (“Company”) entered into a Management Continuity Agreement (“Agreement”) on March 31, 2006 with [ ] (“Executive”); and

WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects to reflect compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the Board of Directors of the Company has approved amendments to reflect compliance with the provisions of Section 409A of the Code.

NOW, THEREFORE, the Agreement is hereby amended effective October 1, 2008 as follows:

1.	The content of Section 1.n. of the Agreement is deleted in its entirety and replaced with the following:

“Non-Compete Effective Date” shall mean the date on which a Qualifying Termination occurs which requires the Company or any entity on its behalf to pay the Executive the severance benefits set forth under paragraphs a and b of Section 3 hereunder.”

2.
Section 3.d. of the Agreement is revised to clarify that payment will be made for costs and fees incurred during the Executive’s lifetime.  As such, Section 3.d is hereby amended by deleting the content of Section 3.d in its entirety and replacing it with the following:

“Payment, on a current and ongoing basis, of any actual costs and expenses of litigation incurred by the Executive, during the Executive’s lifetime, including costs of investigation and reasonable attorney’s fees, in the event the Executive is a party to any legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive’s legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.”

3.
In order to clarify the timing of the accrual and reimbursement of any costs or expenses incurred relating to outplacement assistance, Section 3.e. of the Agreement is hereby amended by deleting the content of Section 3.e in its entirety and replacing it with the following:

“Payment, on a current and ongoing basis (up to $20,000 in the aggregate) of costs or expenses incurred relating to or in the nature of outplacement assistance; provided that, such costs or expenses shall be limited to those incurred on or before the last day of the second taxable year following the year in which such Qualifying Termination occurred, and payment of such costs and expenses shall be made no later than the third taxable year following the year in which the Qualifying Termination occurred.”

4.
Section 3 is revised to clarify that expenses eligible for reimbursement in Section 3 do not affect expenses for reimbursement in other years and the timing of any reimbursement.  Section 3 is further revised to clarify that a Change in Control shall be deemed to occur only to the extent that it meets the requirements of Section 409A.  As such, Section 3 is hereby amended by deleting the paragraph immediately following Section 3.e of the Agreement and replacing it with the following paragraph:

“Notwithstanding anything herein to the contrary, to the extent necessary to avoid the adverse tax consequences under Section 409A of the Code, the amount of expenses eligible for reimbursement, or in-kind benefits provided, in accordance with this Section 3, during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year; the reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred; and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.  In the event the Executive employment is terminated (other than as a result of a Termination for Cause) and the Executive objects to such termination orally or in writing and such termination occurs within 270 days prior to a Change in Control, the Executive shall be treated as meeting the requirements for severance benefits under Section 3, for a Payment Period of 36 months.  Payment for this purpose shall be made or begin, as applicable, under Section 3 on the date of the Change in Control (or thereafter as specified) as though the date of the Change in Control were the date of a Qualifying Termination for purposes of determining the time of payment under Section 3.  For purposes of this paragraph only, a Change in Control shall be deemed to occur only to the extent the Change in Control meets the requirements of this Agreement and is a change in control event for purposes of Section 409A of the Code.”

5.
The last paragraph of Section 3 of the Agreement is revised to clarify that only those costs and expenses of litigation incurred during a designated beneficiary or legal representative’s lifetime shall be paid.  As such, Section 3 of the Agreement is hereby amended by deleting the last paragraph of Section 3 and replacing it with the following:

“The Executive may file with the Secretary or any Assistant Secretary of Ralcorp a written designation of a beneficiary or contingent beneficiaries to receive the payments described in subparagraphs (a) and (c) above in the event of the Executive’s death following the Executive’s Qualifying Termination but prior to payment by the Company.  The Executive may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary pursuant to this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Company shall be in doubt as to the right of any such beneficiary to receive such payments, it may determine to pay such amounts to the legal representative of the Executive, in which case the Company shall not be under any further liability to anyone.  In the event that such designated beneficiary or legal representative becomes a party to a legal action to enforce or to recover damages for breach of this Agreement, or to recover any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, the Company shall pay their actual costs and expenses of such litigation incurred during such designated beneficiary’s or legal representative’s lifetime, including costs of investigation and reasonable attorneys’ fees, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Company shall not be required to pay such costs and expenses in connection with litigation to determine the proper payee, among two or more claimants, of the payments described in subparagraphs (a) and (c).”

6.	Section 7 is revised to clarify the timing of payments. As such, Section 7 of the Agreement is hereby amended by adding the following language to the end thereof:

“e.           Notwithstanding anything herein to the contrary, any payment provided for under Section 7, including any Underpayment, shall be made by the end of the year following the year in which the Executive remits the related taxes.  In addition, payment with respect to the right to any expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation, no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.”

7.
The Agreement is revised to reflect compliance with the Section 409A requirement with respect to the timing of payments to specified employees.  As such, the Agreement is hereby amended by adding the following language to the end thereof:

“12.
Time of Payment.  Notwithstanding anything herein to the contrary, in the event that the Executive is determined to be a specified employee within the meaning of Section 409A of the Code and the regulations and other guidance thereunder, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code and the regulations and other guidance thereunder.”

IN WITNESS WHEREOF, the undersigned have executed this Amendment this ____ day of _________________, 2008 and effective on the first day of October 2008.

EXECUTIVE                                                                                                                   RALCORP HOLDINGS, INC.

___________________________                                                                           By: ___________________________
                         C. G. Huber, Jr.,
                                                                                                                                                 Corporate Vice President,
                                                                                                                                                 General Counsel and Secretary

2925684.1